Exhibit 99.1

Nutrition 21 Reports Results for the Third Quarter of Fiscal 2007

PURCHASE, N.Y., May 14, 2007 - Nutrition 21, Inc. (NASDAQ: NXXI), a leading developer and marketer of chromium-based and omega-3 fish oil-based nutritional supplements, today reported financial results for the third quarter ended March 31, 2007.

Total revenues for the third quarter were $16.1 million, compared to $2.5 million for the same period last year. Revenues from branded product sales were $13.6 million, comprised of $8.8 million of direct response sales and $4.8 million of sales of branded products to retailers. Direct response sales primarily represent revenues generated from Iceland Health brands, which the Company acquired in August 2006. In the corresponding quarter of the prior year, branded product sales were not significant. Revenues from ingredient sales in the third quarter of $2.4 million were the same as in the corresponding quarter a year ago. Net loss for the third fiscal quarter was $2.2 million, or ($0.04) per diluted share, compared to a net loss of $2.3 million, or ($0.06) per diluted share, for the same period in the prior year.

Total revenues for the nine months ended March 31, 2007 were $30.2 million, compared to $8.2 million in the same period a year ago. Revenues from branded product sales were $24.2 million, comprised of $16.6 million of direct response sales and $7.6 million of sales of branded products. In the corresponding nine month period of the prior year, sales of branded products were not significant. Revenues from ingredient sales were $5.6 million compared to $7.8 million for the same period last year. Net loss for the nine month period ended March 31, 2007 was $11.0 million, or ($0.19) per diluted share, compared to a net loss of $6.6 million, or ($0.17) per diluted share, in the nine month period a year ago.

Paul Intlekofer, president and CEO of Nutrition 21, said, “We completed our third consecutive quarter of significant increases in revenue and in the third quarter, we improved our bottom line when compared to the first and second quarters. We are beginning to realize the efforts of our retail sales staff, our direct response capabilities and the consumer demand for our products that address obesity/pre-diabetes, diabetes, cardiovascular health, and arthritis/joint health.”

“During and after the quarter we made progress on the following fronts:

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Our ingredients division experienced an increase in quarter-to quarter sales in fiscal 2007 partially as a result of securing two new customers, Ross/Abbott for its Glucerna® line of products, the #1 diabetes brand in the US; and Coca Cola, Inc. for its new Minute Maid® Multi Formulation. This increase in quarter-to quarter sales further confirms the importance of Chromax® chromium picolinate and validates both our research efforts and awareness campaigns.

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Chromax is beginning to establish itself in the market as the natural solution for addressing “Blood Sugar Health,” which we believe is of importance in view of the increase in obesity and the growing number of people with diabetes. We continue to run national radio spots supporting Chromax’s continued sales growth. We also completed and tested a 30-minute infomercial that we expect will further support Chromax sales. During its last plan-o-gram cycle CVS/pharmacy added shelf facing and improved Chromax’s shelf positioning.

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We were able to quickly leverage our retail sales capabilities to gain national distribution for both Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief products. We began shipments to a few retailers in March and are on schedule to have national distribution at the major food, drug and mass retailers by the end of June, including Wal-Mart, CVS/pharmacy, Walgreens, Duane Reade, Krogers, Rite Aid and other retailers. The Iceland Health retail launch is being supported by substantial TV, radio and print media initiatives. The Omega-3 category in general is enjoying a large volume of third party endorsements and news stories on its numerous health benefits.

•
We are timing the retail expansion of Diachrome® supplements beyond CVS/pharmacy and Walgreens with the publication of our 447-subject randomized, double-blind, placebo-controlled study on Diachrome for people with diabetes, which is expected in the next few months.

•	Our direct response sales continue to be strong. We are also leveraging the media spends from this division to support our retail initiatives.

•	We have retained our assigned shelf space for our products across our retail distribution outlets and are continuing to work with the retailers to increase and/or improve our positioning.”

Mr. Intlekofer concluded, “We are pleased with the sales momentum we have generated and believe that our sales will increase significantly in fiscal year 2008.”

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium picolinate-based, selenium and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds over 30 patents for nutrition products and uses. The company markets Chromax® chromium picolinate, which is the most-studied form of the essential mineral chromium. Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular disease, control cravings and fight weight gain, is now available through food, drug and mass retailers nationwide. Another chromium picolinate-based supplement developed and marketed by Nutrition 21 is Diachrome®, a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is sold in select drug retailers nationwide. Nutrition 21 also markets Selenomax®, a high selenium yeast supplement that stimulates and protects the immune system by supporting antibody production and preventing free-radical damage. Selenomax is available at CVS/pharmacy in all its 6,200 retail stores nationwide, including PharmaCare Specialty Pharmacy locations, and on www.cvs.com. The Company is the exclusive importer of Icelandic fish oils, including omega-3 fatty acids, which are manufactured to pharmaceutical standards and sold under the Iceland Health® brand. More information is available at http://www.nutrition21.com/.

Safe Harbor Provision

This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2006. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT: Maryrose Lombardo, 914-701-4525

NUTRITION 21, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2007	June 30, 2006
ASSETS

Current Assets
Cash, cash equivalents and short-term Investments	$7,398	$13,914
Accounts receivable, net	4,712	2,600
Other receivables	327	205
Inventories	3,205	963
Prepaid expense and other current assets	2,057	392
Total Current Assets	17,699	18,074

Property and equipment, net	74	116
Patents, trademarks, and other intangibles, net	4,420	5,375
Other intangibles with indefinite lives	5,379	-------
Goodwill	12,136	------
Other assets	300	291
Total Assets	$40,008	$23,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$6,807	$2,282
Accrued expenses	1,094	914
Deferred Income	3,473	1,710
Long-term debt	2,347	------
Series I convertible preferred stock	3,073	4,410
Total Liabilities	16,844	9,316

Stockholders’ Equity	23,164	14,540
Total Liabilities and Stockholders’ Equity	$40,008	$23,856

NUTRITION 21, INC.

Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net Sales	$15,948	$2,379	$29,793	$7,908
Other revenues	107	82	380	253

TOTAL REVENUES	16,055	2,461	30,173	8,161

COSTS AND EXPENSES

Cost of revenues	4,790	584	9,194	1,861
Selling, general and administrative expenses	11,591	2,605	27,022	8,529
Research and development expenses	259	305	949	1,134
Depreciation and amortization	962	559	2,593	1,694

TOTAL COSTS AND EXPENSES	17,602	4,053	39,758	13,218

OPERATING LOSS	(1,547)	(1,592)	(9,585)	(5,057)

Interest income	115	48	375	177
Interest expense	760	784	1,766	1,684

LOSS BEFORE INCOME TAXES	(2,192)	(2,328)	(10,976)	(6,564)

Income taxes	4	2	10	7

NET LOSS	$(2,196)	$(2,330)	$(10,986)	$(6,571)

Basic and diluted loss per common share	$(0.04)	$(0.06)	$(0.19)	$(0.17)

Weighted average number of common shares - basic and diluted	59,524,369	39,328,637	56,616,985	38,678,346